Exhibit 10.2
Summary of Compensation Arrangements with Non-Employee Directors, including the Non-Executive Chairman
(As of February 1, 2010)
The following summarizes, as of February 1, 2010, the current cash compensation and benefits received by the Company’s non-employee directors, including Mr. Fernandez, the Company’s Non-Executive Chairman of the Board of Directors (the “Chairman”). The following is a summary of existing oral, at will, arrangements, and does not provide any additional rights.
Retainer Fees
The Company pays each non-employee director a base retainer of $100,000 per year (the “Base Retainer”). Non-employee directors who serve as committee and Board Chairpersons receive annual additional amounts as follows (the “Chairmen’s Retainers”):

•	Audit Committee Chair:	$25,000
•	Compensation Committee Chair:	$20,000
•	Corporate Governance and Nominating Committee Chair:	$20,000
•	Finance Committee Chair:	$20,000
•	Sustainability Committee Chair:	$15,000
•	Independent Chairman of the Board:	$250,000
In exchange for the increased annual retainer amounts described above, payment of meeting fees has been discontinued.
All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments.
Directors Deferred Compensation Plan
Non-employee directors may defer all or a portion of their annual retainer, including the Chairmen’s Retainers, under the Directors Deferred Compensation Plan. With respect to amounts deferred, non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1% for amounts deferred or matched prior to July 2, 2008 and Moody’s Average Corporate Bond Yield without the additional 1% for amounts deferred or matched on or after July 2, 2008. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Non-Employee Directors Stock Plan
The 2009 Non-Employee Directors Stock Plan provides for grants of stock options, restricted stock, restricted stock units and elected shares in lieu of all or a portion of the Base Retainer and the Chairmen’s Retainers.
Restricted Stock. Under the Plan, the Board is authorized to issue restricted stock and restricted stock units to non-employee directors on terms set forth in the Plan.
Elected Shares. The Plan permits each non-employee director to elect to receive up all or a portion of his or her annual retainer (including the Base Retainer and the Chairmen’s Retainers) in Common Stock. The Company will provide a matching grant with respect to up to 50% of the Base Retainer which a non-employee director elects to receive in Common Stock (the “Match Eligible Shares”). The matching grant shall be equal to 50% of the Match Eligible Shares that a non-employee director receives. With respect to the remaining portion of the Base Retainer and the Chairmen’s Retainers, a non-employee director may elect to receive Common Stock, but it is not eligible for the matching grant described in this paragraph.
Non-Employee Directors Deferred Stock Plan
A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the Non-Employee Directors Stock Plan, whether such shares are to be issued as a grant of Restricted Stock, elected Shares or matching grants, or upon the vesting of a Restricted Stock Unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the Corporation, or a change of control of Sysco.
The Directors Deferred Compensation Plan, the 2009 Non-Employee Directors Stock Plan and the Non-Employee Directors Deferred Stock Plan, have been filed as exhibits to the Company’s Exchange Act filings. Additional information regarding these plans is included in the Company’s 2009 Proxy Statement.